UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 13, 2005

Manhattan Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-27282	36-3898269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 Seventh Avenue, 4th Floor		10019
(Address of principal executive offices)		(Zip Code)

(212) 582-3950
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

The Board of Directors (the “Board”) of Manhattan Pharmaceuticals, Inc. (the “Company”) has an established Compensation Committee (the “Committee”). The members of the Committee are Neil Herskowitz, Malcolm Hoenlein, Richard Steinhart and Michael Weiser. The Board has determined that each of Messrs. Herskowitz, Hoenlein and Steinhart are “independent” as such term is defined by the listing standards of the American Stock Exchange (“AMEX”), but that Dr. Weiser is not “independent” because from 2002 through 2004 he received compensation from the Company in excess of $60,000 per year for consulting services rendered.

AMEX rules generally provide that a listed issuer’s compensation committee must consist solely of independent directors. However, an exception to the general AMEX rule provides that if the compensation committee is comprised of at least three members, then one director who is not “independent,” and who is not a current officer or employee or a family member of such person, may serve on the compensation committee if the board of the issuer determines that membership on the committee by such individual is required by the best interests of the issuer and its stockholders. A director appointed pursuant to this exception is limited to two years of service on the compensation committee.

The Company’s Board has appointed Dr. Weiser to the Committee, which consists of three other directors who are independent under AMEX rules, pursuant to this exception because the Board has found that Dr. Weiser’s experience in the corporate governance of other biotechnology companies is valuable to the Company, the Committee and the Board in determining executive compensation issues. Accordingly, the Board believes Dr. Weiser’s service on the Committee is in the best interests of the Company and its stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manhattan Pharmaceuticals, Inc.

Date: December 16, 2005	By: /s/ Nicholas J. Rossettos
Nicholas J. Rossettos
Chief Financial Officer